Exhibit 23.3

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

March 6, 2015

Approach Resources Inc.

One Ridgmar Centre

6500 West Freeway, Suite 800

Fort Worth, Texas 76116

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement (No. 333-195880) on Form S-3 (the “Registration Statement”) of Approach Resources Inc. (the “Company”) of all references to our firm and information from our letter report dated January 29, 2015, included in or made a part of the Annual Report on Form 10-K of the Company for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Very truly yours,

/s/ DeGolyer and MacNaughton
DEGOLYER AND MACNAUGHTON
Texas Registered Engineering Firm F-716